Exhibit 10.16

FORM OF

INTREPID POTASH, INC.

SHORT TERM INCENTIVE PLAN

(Adopted April __, 2008)

(Approved by the Company’s stockholders on April __, 2008)

1.	PLAN OVERVIEW.

This Intrepid Potash, Inc. Short Term Incentive Plan is an annual cash bonus plan intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them the opportunity to earn competitive annual bonus compensation directly linked to pre-established, objective performance goals. Compensation paid under this plan is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so as to exempt such compensation from the deduction limits imposed by Code Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes. The plan will be administered and construed in all events in accordance with the foregoing intentions.

2.	DEFINITIONS.

The following words as used in this Plan shall have the meanings ascribed to them below:

(a) Board means the Board of Directors of the Company.

(b) Committee means generally the Compensation Committee of the Board; provided, however, that for purposes of the Plan, the Compensation Committee shall be comprised solely of two or more “outside directors” as defined in the regulations and other guidance promulgated under Section 162(m).

(c) Company means Intrepid Potash, Inc., a Delaware corporation.

(d) Disability means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer; or (iii) determined to be totally disabled by the Social Security Administration.

(e) Participant means (i) each executive officer of the Company or any subsidiary, and (ii) each other key employee of the Company or a subsidiary, whom the Committee designates as a participant under this Plan for a Plan Year.

(f) Earned Award means the actual bonus amount, if any, payable to a Participant under this Plan for a Plan Year, as determined by the Committee in accordance with Sections 5, 6, and 7 hereof.

(g) Performance Goals means one or more targeted levels of performance for a Plan Year based on one or more of the following criteria: (a) total shareholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee; (n) sales and marketing measures, such as annual or multi-year “net-back” sales or the introduction of new products in accordance with specific goals set in advance by the Committee; and (o) staffing and retention.

(h) Plan means the Intrepid Potash, Inc. Short Term Incentive Plan, as set forth herein.

(i) Plan Year means the calendar year, which is also the Company’s fiscal year.

(j) Stock shall mean the $.001 par value common stock of the Company.

(k) Target Award shall mean a Participant’s annual target award opportunity as determined by the Committee in accordance with Section 5 hereof.

3.	ADMINISTRATION.

The Committee will administer and interpret this Plan. The Committee shall have the authority, subject to the terms of the Plan, to determine those eligible employees who shall participate in the Plan for each Plan Year, the Target Awards for all such Participants for each Plan Year, the objective formula or other methodology that will be used to calculate Awards for each Plan Year, the Performance Goals that must be satisfied in order for Awards to become payable for a Plan Year (which Performance Goals need not be the same for all Participants), whether the Performance Goals have been achieved, to calculate the amount, if any, of each Participant’s Award for the Plan Year, to reduce an Award otherwise payable to a Participant for a Plan Year, to determine whether Awards shall be payable in cash or in Stock, and to set any other terms and conditions associated with the payment of bonuses under the Plan as it deems necessary or desirable in accordance with the terms of the Plan and the requirements of Section 162(m) of the Code.

The Committee shall also have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary or desirable for the proper administration of the Plan, and shall make such determinations and interpretations under and in connection with the Plan as it deems necessary or desirable. The Plan, and all such rules, regulations, determinations, and interpretations of the Committee, shall be binding and conclusive upon the Company, its stockholders, and all Participants, and upon their legal representatives, heirs, beneficiaries, successors and assigns and upon all other person claiming under or through any of them.

4.	PARTICIPATION

Within 90 days of the beginning of each Plan Year, the Committee shall designate in writing those executive officers and other key employees of the Company and its subsidiaries who shall participate in the Plan for the Plan Year. Participation in the Plan for one Plan Year does not guarantee participation in the Plan for future Plan Years, and the Committee may add or remove Participants in the Plan from one Plan Year to the next in its sole and absolute discretion.

5.	TARGET BONUSES AND PERFORMANCE GOALS.

Coincident with the Committee’s designation of Participants for a Plan Year, the Committee shall also determine, in writing, (i) each Participant’s Target Award for the Plan Year, (ii) the Performance Goals that must be achieved in order for each Participant to receive an Earned Award, and (iii) the formula or other methodology to be used in determining each Participant’s Earned Award, if any, for the Plan Year, which formula or methodology shall require that the applicable Performance Goals must be achieved in order for a Participant to receive an Earned Award. Target Awards, Performance Goals, and the formula or methodology for determining Earned Awards need not be the same for all Participants, and Performance Goals may be based on one or more of the business criteria enumerated in the definition of Performance Goal, above, as determined by the Committee. Each Participant shall be promptly notified of their participation in the Plan for a Plan Year, along with their Target Award for such Plan Year, the Performance Goals applicable to the Participant for the Plan Year, and the formula or other methodology to be used in determining the Participant’s Earned Award for the Plan Year.

6.	COMPUTATION OF BONUSES AND CERTIFICATION OF PERFORMANCE GOALS.

Following the conclusion of each Plan Year, the Committee shall certify in writing the levels of attainment of the Performance Goals for that Plan Year and shall calculate the total Earned Award amount for each Participant in accordance with the formula or other methodology adopted by the Committee in accordance with Section 5 at the beginning of such Plan Year. The Committee may, however, reduce or eliminate the Earned Award otherwise payable in accordance with the preceding sentence, in its sole and absolute discretion. In no event shall a Participant receive an Earned Award if the Performance Goals applicable to such Participant are not satisfied.

7.	PAYMENT OF AWARDS

All Earned Awards shall be payable as soon as reasonably practicable after the end of the Plan Year and the Committee’s computation of Earned Awards and certification of Performance Goals, but in no event later than March 15th of the following Plan Year. All Earned Awards shall be payable in cash or in Stock, as determined by the Committee in its sole discretion. Participants must be employed on the date of payment in order to receive payment of their Earned Awards.

8.	MAXIMUM BONUS.

The maximum Earned Award for any Participant with respect to any Plan Year shall be $2,000,000.

9.	GENERAL PROVISIONS.

(a) Termination; Amendment. The Board may at any time amend or terminate this Plan, except that no amendment will be effective without approval by the Company’s stockholders if such approval is necessary to qualify amounts payable hereunder as “qualified performance-based compensation” under Section 162(m). Unless it is re-approved by the stockholders, this Plan shall terminate on the date of the first stockholder meeting that occurs in the fifth year after the year of initial stockholder approval. No termination of this Plan shall affect Performance Goals or Target Awards established by the Committee prior to such termination.

(b) No Employment or Bonus Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or to receive any amounts under this Plan.

(c) Nonalienation of Benefits. Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under this Plan.

(d) Withholding. Any Earned Award to a Participant or a beneficiary under this Plan will be subject to applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required by law to deduct and withhold from such amounts.

(e) Plan Unfunded. The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive payment of an Earned Award under this Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(f) Severability. If any provision of this Plan is held unenforceable, the remainder of this Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in this Plan.

(g) Governing Law. This Plan will be construed in accordance with and governed by the laws of the State of Colorado, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of this Plan.

(i) 409A. This Plan and all bonuses payable hereunder are intended to comply with the requirements imposed by Section 409A of the Code, and this Plan shall be interpreted accordingly.

(j) Plan Approval. This Plan was approved and adopted by the Board and contemporaneously approved by the stockholders of the Company on April __, 2008.

To record adoption of the Plan by the Board on April __, 2008, the Company has caused its authorized officer to execute the Plan.

INTREPID POTASH, INC.

Robert P. Jornayvaz III
Chief Executive Officer

Date